                                                                   EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

  The formula for the computation is as follows:

  Ratio of Earnings to Fixed Charges = (net income + income taxes + fixed charges)/(fixed charges)

  Fixed Charges = (interest expense + amortization of deferred financing costs, and one-third of rental expense (the portion of annual rental expense deemed by the Company to be representative of the interest factor))

                      SUPPORTING DATA OF THE CALCULATION
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                         PRO FORMA
                                                                        SMITH'S FOR
                                                                        CALIFORNIA  PRO FORMA
                           1991     1992     1993     1994     1995     DIVESTITURE COMBINED
FOR FISCAL YEAR:         -------- -------- -------- -------- ---------  ----------- ---------
Net income (loss)....... $ 45,097 $ 53,650 $ 45,820 $ 48,781 $(40,512)   $ 50,500   $  3,800
Add:
  Income taxes..........   28,300   34,400   34,300   31,300  (29,300)     33,900      5,550
  Fixed Charges:
    Interest expense....   30,319   36,130   44,627   53,715   60,024      60,000    141,700
    Debt financing
     amortization.......      509      344      344      509      454         400     10,200
    1/3 Rental expense..    5,564    6,372    6,607   13,382   15,565       6,000      8,433
                         -------- -------- -------- -------- --------    --------   --------
    Total fixed charges.   36,392   42,846   51,578   67,606   76,043      66,400    160,333
                         -------- -------- -------- -------- --------    --------   --------
Earnings plus fixed
 charges................ $109,789 $130,896 $131,698 $147,687 $  6,231    $150,800   $169,633
                         ======== ======== ======== ======== ========    ========   ========
Ratio of earnings to
 fixed charges..........     3.02     3.06     2.55     2.18      --         2.27       1.06
                         ======== ======== ======== ======== ========    ========   ========
                                                                         PRO FORMA
                                                      13 WEEKS ENDED      SMITH'S
                                                    ------------------      FOR
                                                    APRIL 1, MARCH 30,  CALIFORNIA  PRO FORMA
                                                      1995     1996     DIVESTITURE COMBINED
FOR QUARTERLY PERIOD:                               -------- ---------  ----------- ---------
Net income (loss).................................. $  9,479 $ (1,178)   $ 13,700   $  2,700
Add:
  Income taxes.....................................    6,300     (800)      8,700      1,600
  Fixed Charges:
    Interest expense...............................   15,077   14,545      14,500     35,200
    Debt financing amortization....................      100      100         100      2,500
    1/3 Rental expense.............................    3,893    2,418       1,400      1,700
                                                    -------- --------    --------   --------
    Total fixed charges............................   19,070   17,063      16,000     39,400
                                                    -------- --------    --------   --------
Earnings plus fixed charges........................ $ 34,849 $ 15,085    $ 38,400   $ 43,700
                                                    ======== ========    ========   ========
Ratio of earnings to fixed charges.................     1.83      --         2.40       1.11
                                                    ======== ========    ========   ========